PRELIMINARY GEOLOGIC

REPORT ON THE

TARANTULA/HULL

PROJECT

MARTINEZ (CONGRESS) MINING DISTRICT,
YAVAPAI COUNTY, ARIZONA

Prepared For:

Bonanza Goldfields Corporation

2415 E. Camelback Rd.

Suite 700

Phoenix, AZ 85016

By:

William C. Berridge, P.G., President/CEO

Arne F. Stenseth, Geochemist

December 8, 2011

1020 West Wickenburg Way, Suite E-9 Wickenburg, AZ 85390-3290

ILLUSTRATIONS, CONTINUED

Plate 1. Regional Geologic Map of the Congress/Rich Hill Area (available in ARI office)
Plate 2. Claim Map of the Tarantula Project Area (Scale 1”:2,000')
Plate 3. Drainage Boundary Map of the Tarantula Project Area (Scale 1”:2,000')
Addendum 1. Analyses of Rock Chip Samples from Tarantula Project

SUMMARY

A preliminary geologic evaluation was conducted on the Tarantula Property which is owned by Bonanza Goldfields Corporation (BONZ). The property is located approximately 3.2 miles north-northwest of Congress, Arizona, and consists of approximately 435 acres of unpatented lode mining claims and 160 acres of patented lode mining claims which occupy the east-central portion of the Date Creek Mountains in Yavapai County, Arizona. The Tarantula Property is situated in the Martinez (Congress) Mining District and is approximately 2 miles northwest of the historic Congress Mine, the largest mine in the district and the second largest primary gold producer in Arizona.

The Congress Mine has produced over 400,000 ounces of gold from three main veins, the Congress, Niagra, and Queen of the Hills. The average amount of gold recovered from the Congress vein was 0.70 ounces per ton (opt), with 0.415 opt Au recovered from the Niagra vein, and approximately 0.40 opt Au recovered from the Queen of the Hills vein.

Most of the gold production came from quartz fissure veins that closely followed “greenstone” (andesite or diabase) dikes that occurred along east-west and northwest-southeast trending structures in early Proterozoic granitic rocks. The veins ranged from a few inches to several feet in width, with strike lengths up to 4,000 feet and were followed down-dip to depths exceeding 4,000 feet. The mineralogy of the veins consists of auriferous quartz with silver and varying amounts of sulfides, primarily pyrite with smaller amounts of galena, chalcopyrite, and sphalerite, and locally molybdenite.

Hematite is locally prevalent as masses and relic structures formed from oxidation of the pyrite. The highest grade ores (< 1 opt Au) were reportedly associated with the highest concentrations of pyrite, with the gold being very fine-grained and occurring within the sulfides, as opposed to being free-milling in the quartz.

Auriferous quartz and quartz-sulfide veins occur on the Tarantula Property and many exhibit the same characteristics as those in the Congress Mine and other mines in the area. These veins ranged up to several feet in width and have strike lengths ranging from hundreds to thousands of feet, with unknown depths.

Preliminary rock chip geochemical channel sampling of some quartz veins located on the patented claims (held by BONZ) by Brian R. Bond, M.Sc., Consulting Geologist, and returned gold values which exceeded the 3,000 ppb detection limit from Skyline Labs.

ARI staking crews discovered numerous large quartz veins up to 4 feet wide and hundreds of feet long on the unpatented claims. These veins also have many of the same characteristics of the past producing veins in the district, and have yet to be explored.

The geologic setting of the property is favorable for the concentration of placer gold in the local gravels that occur in drainage channels and elevated benches and for lode gold that occurs within the early Proterozoic granitic rocks as auriferous quartz fissure veins with locally abundant sulfides and iron oxides.

Although some preliminary testing has been done on portions of the property, the majority of the land package has virgin placer gravels and large quartz veins that have never been explored or tested. Additional exploration (mapping, sampling, bulk-sampling geophysics, drilling, etc.) must be conducted in order to determine the areal extent, volumes, grades, and values of auriferous quartz veins and gravels within the expanded claim block.

The large land package with widespread areas of anomalous gold values; proximity to the Congress Mine; large iron oxide rich quartz veins which exhibit mineralogic and structural similarities to the Congress, Niagra, Queen of the Hills, Golden Wave and other mineralized, economic vein systems in the area; and the presence of placer gold in widespread gravels indicates that the Tarantula Property may host a large, potentially economic gold deposit and undoubtedly represents an excellent exploration target with potential for both placer and lode gold production from auriferous placers and veins.

Small-scale production can probably be achieved quite rapidly, while the expanded exploration phase is being conducted. This production will help offset the required exploration costs and will provide valuable information for designing a larger processing facility as warranted by exploration results.

INTRODUCTION

LOCATION AND ACCESS:

The Hull Lode/Tarantula Placer property (Figures 1, 2, 3) consists of 8 patented lode mining claims and 30 unpatented lode mining claims covering an area of approximately 600 acres within Sections 9, 10. 15, and 16, Township 10 North, Range 6 West, Gila and Salt River Base Meridian (G&SRM), Yavapai County, Arizona.

The project area is approximately 4 miles north of Congress, Arizona, along the eastern flank of the Date Creek Mountains, in west-central Arizona. The property (Figures 1 and 2) is easily accessible from Wickenburg, Arizona via approximately 17 miles of paved roads and 2 miles of graded gravel roads.

PHYSIOGRAPHY AND CLIMATE:

The topography ranges from low-relief alluvial fans and pediments to rugged peaks and ridges. Elevations range from 3,360 feet to 4,160 feet above sea level (Figure 3).

The climate is moderate with warm summers and cool winters, and year-round operations may be conducted. The area receives only limited rainfall (usually between 10 and 15 inches per year) with most occurring during the summer monsoon (June 15 to September 30) and in the winter.

Vegetation is sparse to moderate and is typical of the Southwestern Desert scrub biotic community within the lower Sonoran life-zone. Shrubs and trees include brittlebrush, palo verde, ocotillo, century plant, and catclaw. Local cacti include saguaro, cholla, barrel, prickly pear, and beavertail.

The unpatented portions of the project area are under the jurisdiction of the United States Bureau of Land Management, located in Phoenix, Arizona.

MAP COVERAGE

The property occupies an area of approximately 600 acres on the Congress 7.5' topographic quadrangle, 1969, scale 1:24,000 and the O'Neill Pass 7.5' quadrangle, 1969, scale 1:24,000. This area is also covered by the Bradshaw Mountains 30 x 60' topographic quadrangle, 1981, scale 1:100,000 (metric); the Congress 30' topographic quadrangle, 1903, scale 1:125,000; and the Prescott 1 x 2 degree (AMS) quadrangle, 1970, scale 1:250,000.

The general geology of the area is shown on the Geologic Highway Map of Arizona, 1998, scale 1:1,000,000 and the Geologic Map of Yavapai County 1958, scale 1:375,000 provided by the Arizona Geological Survey.

More detailed coverage is provided by Brian R. Bond (2011), consulting geologist, who conducted preliminary geologic mapping on a portion of the project area at a scale of 1”=500', and by William C. Berridge, P.G. (2011) who prepared a regional drainage pattern map which covers approximately 9 square miles of the eastern Date Creek Mountains, including the entire project area, at a scale of 1”=500'.

STATE OF
ARIZONA
MOHAVE
COCONINO
NAVAJO
APACHE
YAVAPAI
LA PAZ
GILA
MARICOPA
GRAHAM
YUMA
PINAL
PIMA
COCHISE
NEVADA
UTAH
CALIFORNIA
NEW MEXICO
MEXICO
Courtesy: U.S. Bureau Of Land Management

Figure 1. Regional Location Map

DATE CREEK MOUNTAINS
ROCKY
O'Neil Pass
Trailer camp
Merritt Pass
Morristown
Congress
Peeples Valley
ANTELOPE PEAK
Octave Mine
YAVAPAI CO
MARICOPA CO
R. 7 W.
R. 6 W.
R. 5 W.
R. 4 W.
PHOENIX 55 MI.
Scale 1:250,000
20 Statute Miles
30 Kilometers
15 Nautical Miles
CONTOUR INTERVAL 200 FEET
WITH SUPPLEMENTARY CONTOURS AT 100 FOOT INTERVALS

Figure 2. Location Map of the Tarantula Project/Congress Mine Area

LAND STATUS/CLAIM DATA

The property (Figure 3) consists of 8 patented lode mining claims and 30 unpatented lode mining claims which cover approximately 160 acres of private land and 435 acres of BLM land in Sections 9, 10, 15, and 16, Township 10 North, Range 6 West, Gila and Salt River Base Meridian, Yavapai County, West-Central Arizona.

Bonanza Goldfields Corporation (OTCBB:BONZ), Bonanza, owns the Hull patented lode mining claim and has optioned 7 other patented lode mining claims, the Lincoln, Granite Reef, Granite Reef Extension, Prescott, State, Dakota, and Planet Mier from Jubal Ahlstrom of Wickenburg, Arizona.

In addition to holding approximately 160 acres of patented mining claims, Bonanza holds 30 contiguous unpatented lode mining claims (DCM 1- 24, DCM 6 Extension, DCM 12 Extension, and Hawk 1-4) which cover approximately 435 acres in Sections 10, 15, and 16, T10N, R6W, G&SRM.

The unpatented lode mining claims have been recorded with the Yavapai County Recorder's Office in Prescott, Arizona and the United States Bureau of Land Management (BLM) in Phoenix, Arizona. At the time of this report, all of these claims have an active status and are in good standing according to the BLM which has jurisdiction over the claims.

The claims are more specifically described as follows:

Bonanza Goldfields Corporation Tarantula Project

Unpatented Lode Mining Claims

(Approximately 435 Acres)

Claim Name	Book/Page (Yavapai County Recorder's Office)		AMC Number (BLM Serial Number)
DCM 1	4836	920	411442
DCM 2	4836	921	411443
DCM 3	4836	922	411444
DCM 4	4836	923	411445
DCM 5	4836	924	411446
DCM 6	4836	925	411447
DCM 6 Extension	4845	317	412202
DCM 7	4836	926	411448
DCM 8	4836	927	411449

DCM 9	4836	928	411450
DCM 10	4836	929	411451
DCM 11	4836	930	411452
DCM 12	4836	931	411453
DCM 12 Extension	4845	316	412203
DCM 13	4836	932	411454
DCM 14	4836	933	411455
DCM 15	4836	934	411456
DCM 16	4836	935	411457
DCM 17	4836	936	411458
DCM 18	4836	937	411459
DCM 19	4836	938	411460
DCM 20	4836	939	411461
DCM 21	4836	940	411462
DCM 22	4836	941	411463
DCM 23	4836	942	411464
DCM 24	4836	943	411465
Hawk 1	4836	944	411466
Hawk 2	4836	945	411467
Hawk 3	4836	946	411468
Hawk 4	4836	947	411469

The DCM 1-18 and DCM 6 Extension and DCM 12 Extension lode mining claims are located in Section 10, T10N, R6W; the DCM 19-24 lode mining claims are located in Section 15, T10N, R6W; and the Hawk 1-4 lode mining claims are located in Section 16, T10N, R6W, G&SRM.

Figure 2. Location Map of the Tarantula Project/Congress Mine Area

Bim
3450
4050
3600
Hull Patent
3750
3900
3750
1000'

Figure 3. Claim Map of the Tarantula Project Area

© 2011 Google
1000'

Figure 4. Aerial Photograph of the Tarantula Project Area

HISTORY, PAST PRODUCTION AND DEVELOPMENT OF THE MARTINEZ (CONGRESS) DISTRICT

The Martinez Mining District is located at the southeast margin of the Date Creek Mountains in southern Yavapai County, Arizona, approximately 3 miles north of the town of Congress, Arizona. The district covers the east-central portion of Township 10 North and Range 6 West, Gila and Salt River Base Meridian (Rehrig and Wilson, 1985).

CONGRESS MINE:

In the early 1870's, Ben Bartlett staked a claim on gold-bearing quartz vein and set up a small mining operation on the site that would become the Congress Mine. This operation was subsequently abandoned according to some sources (Wikipedia, 2011).

In 1883, this site was rediscovered by prospector Dennis May, who developed the mine and then sold it in 1887 to Joseph “Diamond Joe” Reynolds for $65,000.00. Reynolds purchased the property on advice from Frank M. Murphy, a mining promoter from Prescott, Arizona, who was subsequently named as Mine Superintendent by Reynolds (W. F. Staunton, 1926).

From March, 1889 through August, 1891, Reynolds developed the property, sunk a shaft and built a 20 stamp mill and Frue Vanner tables for concentration. No plates were used in the mill as there was practically no free gold in the ore, with all of the values being concentrated in sulfides, primarily marcasite. After Mr. Reynolds death in August, 1891, active operations were suspended, except for a certain amount of development work and enlargement of the mill. The mill was enlarged to 40 stamps and more Frue Vanners were added and shaft #2 was sunk to 1,000', but no stoping was done below the 650' level. Production during the period from March 3, 1889 through August 31, 1891 amounted to 4,693 tons of ore for a net return of $592,074.89 (W. F. Staunton, 1926).

In March, 1894, the Congress Gold Mining Company purchased the property from the Reynolds estate and active operations were resumed. The principals of the company, when incorporated in 1895, were C. D. Arms, E. B. Gage (President), and Frank M. Murphy (Wikipedia, 2011).

On April 5, 1901, the Congress Gold Mining Company was sold to a syndicate headed by J. W. Mackay for $5,000,000 and the company was reorganized as the Congress Consolidated Mines Company, Limited, with E. B. Gage continuing as President. In May, 1901, the Congress Mine was visited by President William McKinley who was on a tour of the country. President McKinley was accompanied by, among others, Nathan Oakes Murphy, the former Arizona Territorial Governor and his brother Frank M. Murphy, who was one of the former owners of the Congress Mine and also builder of the Santa Fe, Prescott and Phoenix Railway (W. F. Staunton, 1926; Wikipedia, 2011)

In 1902, a competing New York syndicate acquired claims adjacent to the Congress Mine that were previously ignored by the mining engineers of the Congress Gold Company as being devoid of precious metals. This oversight led to the development of the Senate Mine, also known as the Congress Extension. Additional gold-bearing quartz veins were also discovered in areas previously overlooked by the Congress Gold Mining Company, by their own shareholders. These new discoveries led the Congress Consolidated Mines Company, Limited to explore areas within their existing shafts for new gold-bearing quartz veins (Wikipedia, 2011).

In 1905, this exploration was successful and led to the discovery of a new vein in the #5 shaft, and by 1906, the Congress Mine was again in full production.

From 1894 – 1910, there was a total of 7 shafts developed on the property as follows:

3 on the Congress Vein (#1 to an 1,100' depth; #2 to a 1,700' depth; and #3 to a 4,000' depth)

3 on the Niagra Vein (#4 to a 1,000' depth; #5 to a 2,050' depth; and #6 to an 1,800' depth)

1 on the Queen of the Hills Vein (#7 to 200' below tunnel level)

The mine was in production until March, 1911. Production during this second period from March, 1894 to December, 1910, yielded a net return of $7,057,422.75 from gross returns of $7,649,497.64. During this period, 692,332 tons were mined from the Congress Vein (370,022 tons of 0.70 opt Au), Niagra Vein (293,215 tons of 0.415 opt Au, and Queen of the Hills Vein (20,125 tons of 0.40 opt Au) which yielded 388,477 ounces of gold, and 345,598 ounces of silver. The ores averaged $11.81/ton at a $20.67/oz gold price and a $0.60/oz silver price. The tailings averaged $1.20 per ton at those prices (W. F. Staunton, 1926; Rehrig and Wilson, 1985; Herald and Russ, 1985), so the gross value of the ore averaged $13.01 per ton.

In 1911, the Congress Mine operated for only 3 months before closing down. During this same time, surrounding claims continued to be worked, although not as successfully as the Congress had been. The owners of the Congress Mine property began to sell off parts of the property, and mining rights to the dumps and tailings, to other mining companies (Wikipedia, 2011).

In 1912, the Development Company of America (the parent company of the Congress Consolidated Mines Company, Limited) sold the Congress Mine to a mining conglomerate owned by the Guggenheim family, which owned numerous other mining properties in Arizona (Wikipedia, 2011).

From 1912 through 1935, production was limited to small lessees and attempts to rework old tailings and dumps, and also robbing pillars from underground workings. An estimated 50,000 tons of dump and tailings were processed (Herald and Russ, 1985).

In 1937, the Congress Mine was re-opened and produced approximately 24,000 oz Au before being shut down during World War II. A 300 tpd counter-current cyanide mill was erected in 1937, along with a power plant (Herald and Russ, 1985).

From 1938 to 1942, approximately 385,505 tons of material was processed, including 276,372 tons of tailings and 106,629 tons of dumps. The mill head from these materials averaged 0.094 opt Au. The recovery rate from this operation was approximately 69% (Herald and Russ, 1985).

From 1889 through 1950, the Martinez District is credited with a total production of 990,000 tons from which 432,500 oz Au, 466,000 oz Ag, 201,000 lbs Cu, and 1,600 lbs Pb were produced (Rehrig and Wilson, 1985).

In 1965, D. W. Jaquays acquired part of the old Congress Mine property and established the Congress Consolidated Gold Mining Company (Pay Dirt, September 1984). The company enlarged their holdings in the district and built a cyanide heap leach plant that produced about 4,000 oz Au in the late 1970's (Rehrig and Wilson, 1985).

On March 5,1980, Ken Phillips, P. E. wrote in a letter to Salisbury Adams that the Congress Consolidated Gold Mining Company was reworking some of the old dumps and planning to begin mining operations in the future (Written communication between Salisbury Adams and Ken Phillips, Arizona Department of Mineral Resources).

In 1981, the Congress Consolidated Gold Mining Company optioned their property to a small Oklahoma City based oil company called Magic Circle Energy Corporation. Magic Circle drilled approximately 100 core holes and discovered extensions of the Old Congress mine veins. This discovery is reported to contain approximately 350,000 tons of reserves with an average grade of 0.28 oz/ton Au (Pay Dirt, September 1984; Rehrig and Wilson, 1985).

From 1984 – 1988, Magic Circle Energy Corporation entered into a J. V. Agreement with Echo Bay Mines, Limited, Edmonton, Alberta, develop the reserves previously delineated by drilling. Echo Bay agreed to spend $7,250,000 in development costs in order to earn a 51% interest in the property. In September, 1984, Echo Bay reportedly had 2 geologists and 2 drill rigs working on the property (Pay Dirt, September 1984; Rehrig and Wilson, 1985).

In 1988, Echo Bay closed down their operations and indicated that they had mined out the ore body and had been unsuccessful in finding additional ore (ASARCO file note by James D. Sell, April 18, 1988).

In 1989, Malartic Hygrade Gold Mines purchased the Congress Mine from Echo Bay Mining Company. In 1990, the company constructed and opened a 500 tpd underground mining operation and milling facility. A total of 80 people were employed, including 23 at the mine and 57 at the mill and office. The mill processed approximately 350 tpd through the crushing circuit and the finely ground ore was processed in aqueous calcium cyanide leach tanks and a CIL (carbon-in-leach) circuit which produced gold and silver saturated carbon. The carbon was then processed in the stripping building with a hot (205° F) caustic cyanide solution that removed gold and silver from the carbon. Gold and silver were electroplated from the cyanide canister and melted to produce doré bars that were shipped to a refinery. (The Wickenburg Sun, August 7, 1991).

In June, 1991, Malartic Hygrade Gold Mines changed their name to Republic Goldfields, Inc. and continued to operate the Congress Mine until 1992 when the mining operation was shut down and the mill continued to process ore that was stockpiled at the site (personal communication with Danny Walker, ex-Republic Goldfields, Inc. employee at Congress Mine, November, 2011).

CONGRESS EXTENSION (SENATE) MINE:

The Congress Extension Mine, also known as the Senate Mine was first operated in the 1920's by means of a 950' shaft and 9 levels which extended approximately 100' east and west of the shaft. The property is located in Section 15, Township 10 North, Range 6 West, G&SRM. It is approximately 0.5 miles west of the Congress mine but is separated from the

Congress and Niagra Veins by alluvium which covers any outcrops.

The relationship between the Congress Extension and the Congress and Niagra Veins is unknown, but the character of the ore in these deposits is very similar.

Small but steady production was achieved from approximately 1923 until approximately 1936, and the ore averaged $8.50 to $17.50 dollars per ton at a gold price of $20.67/oz Au.

The vein strikes east-west in massive, unfoliated granite and dips 35- 40 degrees north. The orebody was a flat lens about 3' in thickness, and the vein is massive, locally shattered, whole quartz with bunches and disseminations of pyrite and some chalcopyrite. The oxidized vein material contains abundant limonite and some copper oxides. Yearly production is estimated to have been 35 to 85 tons from 1921 – 1936.

GOLDEN WAVE (REES, REESE, CORONADO) MINE:

The property is approximately 3 miles north-northeast of Tenderfoot Hill and 1.3 miles north-northwest of the Congress Mine. There are two main inclined shafts (southern shaft and northern shaft) which are located at an elevation of 3,900' in Section 11, Township 10 North, Range 6 West, G&SRM (USGS, 2011; Rehrig and Wilson, 1985).

When in operation from 1934 – 1938, the property consisted of 13 claims (2 patented lode claims and 11 unpatented lode claims) which extended west and northwest from the main shafts toward the Piedmont Mine in Section 10.

The main (southern) inclined shaft is 1,180' deep with drifts to the southeast and northwest at the 300' and 500' levels. A 500' crosscut estends from the bottom to the surface. The northern inclined shaft is 300' deep and is developed by a number of levels, many of which were inaccessible in 1936 because of caving. There are also additional shafts on the property which range from 50' to 300' in depth (USGS, 2011; Rehrig and Wilson, 1985).

The mine workings accessed a quartz vein which ranged in thickness from 2 to 4 feet. The vein occurred along a diorite dike that intruded massive, unfoliated Precambrian granite. The vein strikes northwest and dips approximately 30° northeast. It is reportedly more oxidized and altered in the northwestern portion of the property. At the southern end of the property, the quartz vein contains auriferous iron, lead, copper, and minor zinc sulfides, and the best ore reportedly occurs with hematite and limonite (Rehrig and Wilson, 1985; USGS, 2011).

In March, 1936, shipments of ore were made from the auriferous quartz vein in the upper part of the southern inclined shaft which averaged $9 to $15 per ton in Au values (at $35.00/oz Au) or approximately 0.26 to 0.43 opt Au. Later mining activity was centered on the 6” to 18” thick vein in the northern inclined shaft which averaged $40 to $60 per ton in Au values (at $35.00/oz Au), or approximately 1.14 to1.71 opt Au.

Considerable amounts of Au also occurred in the fractured parts of the rocks adjacent to the vein, as fines from the waste dump reportedly ran up to $8 per ton Au (at $35.00/oz Au), or approximately 0.23 opt Au. Between March, 1935, and August, 1936, an estimated 700.7 tons of ore were produced at the mine which yielded approximately 425 oz Au valued at $14,877.00 at a gold price of $35.00 per ounce (Rehrig and Wilson, 1985).

James Rees, owner of the Golden Wave mine, died on April 12, 1940.

CONGRESS COPPER-MOLY PORPHYRY PROPERTY:

The Congress Copper-Moly Porphyry property is located in the southern foothills of the Date Creek Mountains in Section 20, Township 10 North, Range 6 West, G&SRM. The property is approximately 2 miles southwest of the Hawk #1-4 claim block, which is part of Bonanza Goldfields Corporation's Tarantula Project claims.

The property is characterized by at least eleven breccia pipes that intrude Precambrian granites and granitic gneisses. These pipes are locally mineralized and contain anomalous amounts of copper, molybdenum, gold, arsenic, and antimony.

As described below, the property has been the subject of numerous previous evaluations, and the exploration data from these various programs is currently being evaluated by Auric Resources International, Inc., Wickenburg, Arizona.

In 1959, the Congress Copper-Moly porphyry was staked by Ike Kusisto. The property was staked again in 1974 – 1975 by W. D. Roper and partners Burns Clark and his brother. They drilled 2 or 3 diamond drill holes (DDH's) to an approximate depth of 200'. In 1976, Exxon acquired the property from W. D. Roper and drilled 2 – 4 DDH's.

From 1981 to 1988, Rich Lundin and Wombat Mining Company held the property and named it the Golden Horseshoe Group. They took 16 rock chip samples and contacted Barry Watson at U. S. Borax to see if there was any interest in taking on the project.

In 1991, the property was staked by Thornwell “Thorny” Rogers as the Sue claims. In March, 1992, Thorny Rogers submitted the property to Homestake Mining's Sam Monteleone who took 39 rock chip samples and turned the project down. Rogers then contacted Dave Cockrum of Noranda who sampled the property and also turned it down. Rogers contacted Kennecott Corporation's Joe Wilkins who collected 9 rock chip samples and turned the project down.

In July and August, 1992, Rogers contacted Robert Suda at Cominco American Resources, Inc. Suda collected 5 rock chip samples, reviewed and returned the data, and concluded that the property was too small. Rogers also contacted Randal White at Phelps Dodge. White took 12 rock chip samples, reviewed the data, and turned the project down.

In April and May, 1993, Thorny Rogers contacted Cambior Exploration WA who took 42 rock chip samples, reviewed the data, and turned the property down.

In March, 1995, Rich Lundin prepared geology maps with alteration patterns and sample locations of BHP samples. In April, 1997, Lundin and Virgil Barczak drilled 1, 100' hole and obtained analytical data from samples.

In May, 1997, Rich Lundin and his partner contacted American Copper and Nickel Company who took 20 rock chip samples from the property.

Source: Personal communications with, and Arizona Department of Mines and Mineral Resources (ADMMR) data received from, Nyal Niemuth, Arizona Geological Survey, September, 2011.

TARANTULA PROJECT PATENTED CLAIMS:

Bonanza Goldfields Corporation owns the patented Hull claim and holds options on the Granite Reef, Granite Reef Extension, State, Dakota, Lincoln, Prescott, and Planet Mier patents.

In 1918, the Granite Reef Gold Mining Company was the owner-operator of the Granite Reef claims. No development of production records were available for this report (USGS, 2011).

On October 22, 1918, S. F. Dennison, administrator of the estate of the late George W. Hull filed a petition in superior court to dissolve the Granite Reef Gold Mining Company. The petition stated that the company was formed at Jerome in 1900 with Mr. Hull being the principal stockholder, and that at a meeting of the shareholders on October 15, 1918, the shareholders voted to formally dispose of the company. The Granite Reef Gold Mining Company owned a group of 13 claims in the Congress district, this being its only asset (Prescott Journal Miner, October 23, 1918).

George W. Hull was a well-known millionaire mining magnate in Arizona. In addition to the Hull Lode and the other claims owned by the Granite Reef Gold Mining Company, Hull was a principal in copper mining operations in the famous mining town of Jerome, Arizona, where he was also the mayor.

1924 was the first year of production from the George Washington, Lincoln, and Emil Hermsdorf claims (collectively known as the Hermsdorf Mine). In the Hermsdorf mine, a quartz vein which cuts massive, unfoliated Precambrian granite and dips shallowly north is accessed from a shaft located alongside a creek in the center of the south 1/2 of Section 10, Township 10 North, Range 6 West, G&SRM (USGS, 2011). This mine is reported to have produced a small quantity of gold, silver, and copper ores. Mineralization consisted of auriferous pyrite, and/or auriferous galena and chalcopyrite which occur in a quartz vein following an andesite dike which dips shallowly north (Ross and Dewitt, 1981; USGS, 2011). 1935 was the last year of production from the Hermsdorf Mine. No production records were available for this report. Apparently, Emil Hermsdorf operated the mine from 1924 – 1935. Hermsdorf died on June 30, 1939 (Wickenburg Sun, June 30, 1939).

On April 7, 1954, patents for the Hermsdorf Mine were issued to the Robert M. Adams Company. The Adams were a prominent family involved with the discovery of the Cuyuna Iron Range and development of the Minnesota iron ore deposits (Wikipedia, 2011; Star Tribune, Minneapolis, Minnesota, 2004).

On March 5, 1980, Salisbury Adams, the son of Robert M. Adams, of Wayzata, Minnesota, contacted Ken Phillips, a mining engineer with the Arizona Department of Mineral Resources, regarding his family's ownership of the Hermsdorf Mine. Adams was looking for information on the property
(Personal communication between Salisbury Adams and Ken Phillips, Arizona Department of Mineral Resources).

Salisbury Adams earned a B. S. degree in Metallurgy from the University of Minnesota and a law degree from Harvard (Minnesota Legislative Reference Library, 2011).

On March 24, 1980, Ken Phillips of the Arizona Department of Mineral Resources replied to Mr. Adams, stating that ADMR had no specific information on the properties. Speaking of the claims in question, Mr Phillips told Mr. Adams, “However, their proximity to important past producers of gold and the present interest in precious metals may warrant further investigation of the properties mineral potential.” Mr. Phillips added, “In summary, the history of the area, regional geology, and current metal prices, warrant taking a look at the property and adjacent land for its mineral potential.”

On April 8, 1980, Salisbury Adams replied to Ken Phillips and indicated that he had been contacted by Charles R. Butler who was representing the Congress Consolidated Gold Mining company and that they wanted to lease the 3 patented claims that comprise the Hermsdorf Mine for an initial period of 5 years and as long as production continues, for a 5% NSR (less haulage and milling costs). (Personal communication between Salisbury Adams and Ken Phillips, Arizona Department of Mineral Resources).

In 2006, Jubal Ahlstrom and his partner Richard Thomas, operating as Judgetown, LLC, acquired the Granite Reef, Granite Reef Extension, Hull, Prescott, Dakota, State, and Planet Mier patented claims. In 2008, Judgetown acquired the Lincoln (Yavapai County Assessors Office, 2011).

From 2006 to 2011, Ahlstrom and Thomas developed roads, shipped granite boulders as landscaping rock, blasted quartz veins on the surface, conducted limited drilling on quartz veins, set up a crushing plant, and did small scale testing of the placer gravels on the claims.

On January 1, 2011, Bonanza Goldfields Corporation purchased the Hull patented lode claim from Judgetown, LLC, and obtained an option to purchase the additional patented claims. Bonanza entered into an agreement with Woodrow Smith III and others to provide a custom made wash plant to conduct additional testing of the placer gravels on the patented claims. Initially, water from a well on the Planet Mier patent was hauled to the plant site on the Hull lode by an independent contractor, but this proved to be too costly.

Universal Drilling (Doug Roberts) was contracted to drill a well on the Hull patented claim. The well produces approximately 3 gpm and water is pumped into a fresh water storage pond by a solar-powered submersible pump.

The wash plant had some design deficiencies and was unsuitable for testing the placer gravels without costly modifications and the installation of additional recovery equipment. In addition, the personnel running the plant were unqualified, having no previous education or experience in proper placer sampling techniques, no background in the geology of placer or lode gold deposits, no professional exploration experience, no qualifications for providing chain-of-custody control methods, sampling protocol, or QA/QC documentation, and utilized questionable labs for analysis; therefore, the sample results obtained cannot be utilized for this report.

The old wash plant will be removed and a new placer sampling plant and recovery equipment will be installed and operated by trained personnel under the supervision of ARI.

TARANTULA PROJECT UNPATENTED CLAIMS:

Bonanza Goldfields Corporation owns 30 unpatented lode mining claims, DCM #1-24, DCM #6 Extension, DCM #12 Extension, and Hawk #1- 4.

There has been no known past production or development work done on the DCM #1-24 and Hawk #1-4 claim blocks. These blocks were staked in 2011 to cover possible extensions of known veins that occur within the patented claim boundaries in Sections 9, 10, 11, 15, and 16 Township 10 North, Range 6 West, G&SRM.

During the course of staking the claims, the Auric Resources International, Inc. (ARI) crews discovered numerous quartz veins that have been previously undeveloped, including some large veins with abundant iron oxide relic structures, disseminations, and masses (sulfide alteration products) that represent excellent exploration targets. An initial program of recon geologic mapping of the lithologies, veins, and structures and rock chip geochemical sampling will be conducted by ARI to assess priorities for continued development work.

The DCM #6 Extension and DCM #12 Extension claims were staked to cover the northwestern extension of the Golden Wave (Rees, Reese) vein that extends from the patented claims in Section 9 into Section 10, Township 10 North, Range 6 West, G&SRM. The northernmost portion of this vein was accessed by the Piedmont Mine shaft which was developed on unpatented land when previously worked in the late 1930's and 1940's. The Piedmont Mine is now part of the Bonanza Goldfields Corporation Tarantula Project claim project which includes both patented and unpatented claims.

The Piedmont Mine (Congress West, West Congress) property is located approximately 0.4 miles northwest of the patented Golden Wave mine in the NE and SE 1/4 's of Section 10, Township 10 North, Range 6 West, G&SRM. The first production was reportedly in 1936 and the last in 1940, but there are apparently no records available for this period of time (USGS, 2011).

The owner of the Piedmont Mine in 1939 was John M. Price, who was also the coroner in Congress, Arizona, at the time. He certified the death of Emil Hermsdorf on June 30, 1939. Hermsdorf died of natural causes while at his mining camp at the patented Hermsdorf Mine (Adams Claims), in the center of the south half of section 10, Township 10 North, Range 6 West, G&SRM (USGS, 2011; Wickenburg Sun, June 30, 1939).

In 1940, the operator of the Piedmont Mine was Mr. Stansbury. The mine produced gold, silver, and copper from an east-west to northeast trending vein which cuts massive, unfoliated Precambrian granite, and usually follows andesite and other mafic dikes which dip shallowly to the north. The vein was apparently accessed by an adit and also an exploration pit (USGS, 2011).

REGIONAL SETTING AND ANALOGOUS DEPOSITS

The Tarantula Project property (Figure 3 and Figure 4) is located in the east-central portion of the Date Creek Mountains, approximately 3.2 miles north of Congress, Arizona, in Yavapai County, Arizona. The southeastern portion of the claim block is approximately 2 miles northwest of the Congress Mine.

The Date Creek Mountains consist mainly of coarse-grained biotite granites and granodiorites of early Proterozoic age which have intruded a sequence of early Proterozoic metavolcanic and metasedimentary rocks of the Yavapai Supergroup that occur within the Hualapai-Bagdad tectonostratigraphic block (Figure 5 and Figure 6) of the orogenic tract referred to as the Yavapai Province (Karlstrom, 1989; Anderson, 1989; Karlstrom and Bowring, 1988; Berg and Karlstrom, 1992).

According to Herald and Russ, 1985, the granitic rocks contain swarms of coeval pegmatite and aplite dikes comprising up to 15% of the rock units and locally contain lenses of partially digested metasedimentary rocks (gneisses, biotite, schists, quartzites, etc.).

At least four types of younger dikes intrude the early Proterozoic granitic rocks, including, from oldest to youngest: east-west trending diabase dikes, northwest trending andesite dikes, northeast trending latite porphyry dikes and northeast trending rhyolite dikes.

The early Proterozoic granodiorite intrusive in the eastern portion of the Date Creek Mountains is considered by some to be equivalent to the 1.7 GA Yarnell Granodiorite that hosts economic gold mineralization at the Yarnell Mine in the Weaver Mountains. At the Yarnell Mine, ninety-six reverse circulation drill holes have defined a mineral inventory of 6.8 million tons at a grade of 0.038 opt gold with a 1.45:1 waste to ore ratio (Miller, Page and Sell, in Karlstrom, K. E., 1991).

The regional setting of the Tarantula Project property is similar to that of the other mines in the Martinez district, including the Congress, Congress Extension (Senate), Niagra, Golden Wave (Rees), and others. These mines were all developed to exploit auriferous quartz veins which occurred as flat-lying or tabular lenses that paralleled mafic (diabasic or andesitic) dikes, with shallow dips, that trended east-west, northwest-southeast, and occasionally northeast-southwest, and cut massive, unfoliated granitic rocks (Herald and Russ, 1985; USGS, 2011).

113°
111°
35°
34°
MOUNTAIN SPRING SHEAR ZONE
MESA BUTTE SHEAR ZONE
SHYLOCK SHEAR ZONE
Colorado Plateau
Jerome
Green Gulch Block
0 20 km
pg
cc
ch
Ash Creek Block
MOORE GULCH SHEAR ZONE
CLEATOR SHEAR ZONE
Tarantula Project
bb
cb
CHAPARRAL SHEAR ZONE
Big Bug Block
u
d
SLATE CREEK SHEAR ZONE
North Phoenix

Mazatzal supracrustal rocks (undifferentiated)

Yavapai Supergroup: metavolcanic and sedimentary rocks

Granite (1.4 Ga)

Plutonic rocks (1.8-1.6 Ga)

Major shear zone

Sense of shear

u, d Vertical sense of movement

Figure 2. Generalized geologic map of the Proterozoic rocks in central Arizona, with major tectonic blocks and block-bounding shear zones. The Moore Gulch shear zone separates the Yavapai (northwest) and Mazatzal (southeast) provinces. The Chaparral and the Shylock shear zones separate the Green Gulch and Big Bug blocks, and the Big Bug and Ash Creek blocks, respectively. The study area (Fig. 3) is outlined in the box. cc = Crooks Canyon Granodiorite (1.735 Ga); bb = Brady Butte Granodiorite (1.75 Ga); pg = Prescott Granodiorite (1.74 Ga); ch = Cherry Batholith (1.735 Ga); cb = Crazy Basin Quartz Monzonite (1.70 Ga).

LOCAL GEOLOGY

Mr. Brian R. Bond, M. Sc., consulting geologist, Montrose, Colorado, was contracted by Auric Resources International, Incorporated (ARI), to conduct recon geologic mapping and rock chip geochemical sampling on the original Tarantula Project property in June, 2011. At that time, the project consisted of the Hull patented lode claim and adjoining claims (held under option by Bonanza Goldfields Corporation). This work was preliminary in scope since it was completed prior to ARI's staking of the DCM #1-24, DCM #6 Extension, DCM #12 Extension, and Hawk #1-4 unpatented lode mining claims on behalf on Bonanza Goldfields Corporation.

In September and October, 2011, the ARI staking crew found numerous, potentially auriferous quartz veins on the new claims, including two major veins which were discovered on the DCM #3, 9, and 10 claims. The largest of these quartz veins trends northwest to southeast and ranges in size up to 4 feet in width and 300 feet in length (Figure 7). The second largest quartz vein discovered trends east-west on DCM #9 and possibly #10, and ranges in size up to 2 feet in width and 200 feet in length (Figure 8).

While these large quartz veins are excellent exploration targets, they remain unexplored until additional geologic mapping and geochemical sampling can be conducted.

In addition, the Piedmont Mine which is located within the boundaries of the DCM #6 Extension and DCM #12 Extension (according to USGS data) has yet to be located on the ground. The mine consists of an adit and an exploration pit which is located approximately 0.4 miles northwest of the Golden Wave patented claims in Section 11 and extending into Section 10, Township 10 North, Range 6 West, G&SRM (USGS, 2011).

The development work at the Piedmont Mine may be caved and/or overgrown with vegetation since it hasn't been operated since 1940 and it is located on the side of a mountain with steep topography. However, the ARI staking crew found vein quartz with abundant iron oxides after sulfides as float downhill from the area where the mine is reported to be located by the USGS. The mine will undoubtedly be found and sampled when the next stage of mapping and sampling is conducted on the DCM claims by ARI personnel.

Figure 7. View of Large NW-SE Trending Quartz
Vein on DCM #3, 9, and 10 Claims.

LITHOLOGIES:

Brian Bond's 1”-500' recon geologic mapping of the Tarantula Project's patented claims found two phases of granitic rocks to be present within the patented claim boundaries. The first phase was a pink, coarse-grained, equigranular muscovite granite that predominates in the area. The second was a white, coarse-grained biotite granite that is prevalent in the vicinity of the mine workings on the Hull patented lode claim. Thin pegmatite dikes intrude both granitic rocks.

In addition, Bond's recon mapping found “a sliver of metavolcanic rocks exposed in one trench on the Hull claim and a thin strip of metasedimentary rocks that outcrop by the road east of the Granite Reef patented lode claims.”

Auriferous gravels (as determined by limited, small-scale sampling by the owner of the patented claims) were found by Mr. Bond to be present in stream channels and terraces on the Hull and Lincoln patented lode claims. The alluvium is generally 3 feet or less in thickness and consists of sand, gravels, cobbles, and boulders derived from the weathering of the early Proterozoic granitic rocks in the surrounding areas (Bond, 2011).

STRUCTURES:

The majority of the veins, which were historically mined, strike northwest along a regional lineament. There is minor (20’-25’), left-lateral, offset along an E-W shear zone which outcrops on the roads above the main mine workings on the Hull patented lode claim (Bond, 2011).

Faults trending N-S, WNW and ENE also host veins. A 50’ wide shear zone is exposed along the main access road, in the center of the Dakota claim; it strikes N-S (Bond, 2011).

Foliations in the early Proterozoic igneous rocks in the Congress Mine area is generally indistinct and variable, but locally the rocks have an east-west strike and northerly dip. Inclusions of older metamorphic rocks within the granite have a N 35° W foliation, coincident with the regional grain of the area (Herald and Russ, 1985).

According to Herald and Russ, 1985, there are at least 6 periods of fault movement in the area of the Congress Mine. These periods (ranging from oldest to youngest) include:

1.	Minor pre-mineral thrusting from the north in Precambrian granite dipping 20-25° north (Congress Vein);
2.	Pre-mineral west-northwest faults, dipping 40-45° north (Niagra Vein);
3.	Minor post-mineral movement on west-northwest thrust faults;
4.	Cenozoic normal faults, striking N 20° W to N 30° W;
5.	Cenozoic normal faults, striking N 30° E to N 50° E;
6.	Basin and Range faulting, striking N 10° W to N 20° W.

The minor east-west trending, north dipping thrust faults appear to be the oldest of the six main periods of faulting and thrusting is suggested as the simplest explanation for the shallowly dipping “greenstones” (i.e. andesite or diabase dikes) in the area. The amount of displacement isn't known, but is probably small (Herald and Russ, 1985).

MINERALOGY AND ALTERATION:

Hydrothermal alteration is zoned, relative to mineralized faults and shear zones in the granite. Sericitization is strong to pervasive, adjacent to veins and the structures hosting them. Quartz veins typically have sericitized haloes up to several feet thick. The intensity of sericitization decreases outward from fluid conduits and is overprinted by argillization. Minor epidote is also present, peripheral to argillization (Bond, 2011).

The auriferous quartz veins at the Congress and Niagra Mines are composed primarily of veins quartz with variable but generally small amounts of carbonate. The only megascopically identifiable sulfides are pyrite, galena, chalcopyrite, and occasionally molybdenite in trace amounts. Reddish brown hematite is locally abundant as an oxidation product of the pyrite. Gold generally occurs as micron-sized particles in the pyrite and silver is also present in the veins (Herald and Russ, 1985).

There are two main types (A and B) of mineralization observed at the Congress and Niagra Mines as follows:

A) Discrete veins of massive quartz ranging from 1' to 14' in thickness, with minor amounts of sulfides, generally contain the higher grades of mineralization.

B) Quartz stringer zones consisting of 20% to 30% quartz veinlets flooding altered wall rock. These zones are generally lower grade to barren, and they usually envelope the main quartz vein in the hanging and footwalls.

The highest grade (greater than 1 opt Au) ores are associated with Type A mineralization in parts of the veins that typically contain from 10% to 25% sulfides over thicknesses of 2 feet or more. The common denominator observed in both types of mineralization is the presence of both quartz and pyrite (Herald and Russ, 1985).

The most common alteration associated with mineralization is chloritic and propylitic. Argillic alteration is common but doesn not appear to be associated with mineralization, only with post-ore structures. The argillic alteration is vey pale green to white and is restricted to structures. The chloritic alteration assemblage consists of chlorite, quartz, and pyrite, and typically grades in propylitic alteration with the addition of epidote. The chloritic/propylitic alteration generally extends from a few inches to 50 feet away from the veins, with the average distance being approximately 15 feet or less. Alteration intensity decreases away from the vein. Both the chloritic and propylitic alteration assemblages may contain clay, K-feldspar, magnetite, biotite, sericite, and minor fluorite (Herald and Russ, 1985).

ORE CHARACTER, GRADES, AND VOLUMES:

Native gold occurs with quartz veining, as well as, strongly sericitized shear zones. Gold associated with quartz veining is present as clots and also plates pyrite casts. Gold in strongly sericitized shear zones occurs as porous rods (Bond, 2011).

Primary sulfides have been almost completely oxidized. Traces of arsenopyrite are locally preserved where encased by silica. Auriferous pyrite, auriferous galena and chalcopyrite have been reported from the Hermsdorf, George Washington and Lincoln lodes. The intensity of manganese oxides increases proximal to veining, suggesting that sphalerite is also present at depth. Disseminated manganese oxides after sphalerite (?) were observed in sample GR-7 (Bond, 2011).

The intensity of hematite and limonite staining also increases towards veining and shearing. Hematite casts after pyrite were observed in conjunction with quartz veining. Jarosite was only observed at one location, in conjunction with visible gold and quartz veining (sample site GR-15).

A limited amount of reliable analytical data is available (see Addendum). Unfortunately, the locations of the few samples which were taken, previously, are unknown. Nevertheless, it is possible to make a few generalizations, after assays performed by Copper State Analytical Lab are discarded (Bond, 2011).

Rock from the Granite Reef claim ranges in gold content from <0.001 to 0.052 oz/ton, containing between 0.05 and 0.20 opt silver (see assays). Limonite associated with vein mineralization from the Hull Claim contains up to .761 opt Au and <0.05 opt silver. A sample of black sand from the Hull Claim assayed 2.585 opt Au and .45 opt Ag. Platinum and palladium concentrations are negligible (Bond, 2011).

Lead assays from the Hull claim ranged from 0.008-0.295% Pb. Trace amounts of copper and zinc were also measured. Threshold values of antimony were encountered. Arsenic is essentially absent, as are molybdenum and tungsten. Bismuth and gallium concentrations are highly anomalous Bond, 2011).

Placer gold has weathered from quartz veins and their alteration haloes. Gold is ubiquitous in alluvium from the property.

Auriferous quartz veins also occur on the property. Some of them have not been worked (Bond, 2011).

According to Rehrig and Wilson, 1985, the auriferous quartz veins in the Congress area generally fill fault fissures which strike east-west and dip at shallow angles northward. The Congress, Niagra, and Queen of the Hills veins have been the most prolific gold producers.

The Congress fissure occurs within a 15' wide “greenstone” (andesite or diabase?) dike and dips 20° to 30° north. The vein fillings consist of massive, coarse-textured, grayish-white quartz that contains irregular masses, bands, and disseminations of fine-grained pyrite and locally galena.

Free-milling gold is uncommon in the veins. The course of the vein within the “greenstone” dike is quite irregular and the ore-bearing zones are generally flat-lying lenses located near the footwall that commonly terminate as stringer zones.

Other veins exist entirely within the granites or other Precambrian igneous rocks that are not associated with any “greenstone” dikes. These veins generally strike east-west (like the Congress structure), but have steeper dips (40° to 50°) to the north. They are characterized by more extensive development of quartz than that displayed at the Congress, are generally lower in grade, carry some galena, and have higher silver contents. The Niagra vein is an example of this type of vein, and it hosted a commercial orebody to a depth of 2,000 feet (Rehrig and Wilson, 1985).

Herald and Russ, 1985, describe the Niagra orebody as a classic fissure quartz vein deposit. The vein strikes N 45° W and dips 41° NE. The main ore shoot in the Niagra Mine is oblique to the strike and dip of the structure, trending east-west, with several subsidiary ore shoots deviating from the main shoot.

The most important structural controls for mineralization are pre-ore faulting and secondary permeability within the vein hosting structures. During mineralization events, hydrothermal solutions circulated through open portions of the east-west trending “greenstone” (andesite or diabase?) dikes and east-west trending, north-dipping faults. Undulations and dilations in the wallrocks along mineralized structures also increased permeability and, consequently, mineralization according to Herald and Russ, 1985.

Although wallrock chemistry doesn't appear to be as important as structures in controlling mineralization, the higher content of mafic minerals in the “greenstone” (andesite or diabase?) dikes may be partially responsible for the higher overall grade of the Congress vein. The pegmatitic wall rocks of the Niagra vein are generally less favorable for ore (pyrite) deposition than granitic wallrocks, and the higher the mafic content of the granitic rocks (granodiorites or diorites), the higher the gold content in the veins (Herald and Russ, 1985).

A limited amount of placer testing has previously been done on a small portion of the Tarantula Property, and some gold values have been reported by various sources, but additional, larger-scale bulk-sampling, processing and actual gold recovery will need to be conducted in order to determine the average grades of the local placer gravels on the entire claim block.

Most of the previously reported grade estimates for the Tarantula placer materials have been based solely upon an arithmetic average of gold fire assay results, rather than an actual amount of physical gold (both coarse and fines) recovered from a known (measured) amount of bank-run placer material that was processed.

In placer gold deposits, average results which are calculated from fire assays are virtually meaningless and most often result in a substantial overvaluation of the placer ground. These assay results commonly include gold which is locked in rock particles (that require extensive fine grinding to liberate the gold); contained in sulfides; alloyed with other elements; or too finely divided to be recovered with standard gravity recovery equipment.

Additional detailed geologic mapping will be necessary to determine the areal extent and volume of potential placer gravels within the greatly expanded Tarantula Property. Upon completion of the geologic mapping and additional bulk sampling, a preliminary resource could then be determined for the property.

Preliminary recon geologic mapping and rock chip geochemical sampling has been conducted by Mr. Brian R. Bond, M.Sc., consulting geologist, on the Hull and Granite Reef patents. The initial fire assay results from 18 samples of the quartz veins are quite encouraging, with over 50% of the samples being highly anomalous in Au and 2 samples exceeding the maximum detection limit (< 3,000 ppb) for gold.

The trace element (Aqua Regia Digestion, ICP/MS analyses indicate anomalous values of Cu, Pb, Zn, Mo, Co, Ni, V, Fe, Mn, and Ba in several of the vein samples. The association and correlation between various trace elements and the auriferous quartz veins in the Date Creek Mountains is currently being compiled and evaluated by the ARI staff, and the results will be utilized in developing the upcoming recon and detailed geochem programs that will be conducted on the property.

Most of the area that comprises the recently expanded Tarantula Property has never been explored or tested. Some of the large quartz veins (as shown in Figures 7 and 8), which were discovered by the ARI staking crew have never been mapped or sampled, although they exhibit many of the characteristics of the known mineralized quartz veins that have been economically mined in the Congress district.

An initial exploration program consisting of recon geologic mapping and geochemical sampling will be conducted on the newly acquired claims by ARI staff. Detailed surveying, geologic mapping, rock and soil geochemical sampling, ground and airborne geophysical surveying (magnetic, VLF, IP, etc.) and subsequent drilling will be undertaken in target areas which have been determined to have the greatest potential for developing gold ores, after the initial phase of exploration has been completed. Upon completion of these activities, the gold resource assessments can be made for both the placer and lode gold deposits within the Tarantula Project claim block.

CONCLUSIONS AND RECOMMENDATIONS

The preliminary geologic evaluation of the Tarantula Project by Brian R. Bond, M.Sc., Consulting Geologist, verified the existence of potentially economic, quriferous quartz veins and alteration haloes similar to those mined, at the Congress, Congress Extension, Golden Wave, and other gold mines in the nearby vicinity. Mr. Bond also identified a small volume of auriferous placer gravels within the Hull patented lode (owned by BONZ) and Jubal Ahlstrom's seven additional patented lode claims (under option by BONZ).

Mr. Bond recommended that additional claims be staked to expand the land position and placer gravel resource volume to a size that would support a profitable placer operation and that water be obtained by pumping from wells rather than hauling by truck. Mr. Bond also recommended that modifications be made to the existing onsite wash plant in order to effectively recover placer gold.

A 285' well with a 7” surface casing and 4 1/2” PVC inside casing was subsequently drilled on the Hull patented lode claim by Mr. Doug Roberts of Universal Drilling, Wickenburg, Arizona. A solar-powered submersible pump and surface installation was put by Mr. Walt Kadle of Wickenburg Pump,

LLC, Wickenburg, Arizona, which provides approximately 3 gpm.

ARI personnel staked an additional 30 unpatented lode mining claims in Sections 10, 15, and 16, Township 10 North, Range 6 West, Gila & Salt River Meridian. During the course of claim staking, the ARI crews discovered numerous large quartz veins which exhibit many of the characteristics of the auriferous quarz veins at the Congress and other mines in the district. These veins have not previously been mined or even prospected in many locations.

The ARI crews also discovered areas of placer gravels with abundant cobbles of vein quartz which have never been mined. In addition, the new claims cover the area upon which the historic Piedmont Mine was located, although it hasn't yet been identified in the field because of heavy overgrowth.

The geologic setting of the Tarantula Property is favorable for the concentration of placer gold in the local gravels that occur in drainage channels and elevated benches and for lode gold that occurs within the early Proterozoic granitic rocks.

Although some preliminary testing has been done on portions of the property, additional exploration must be conducted, including recon geologic mapping and rock chip geochemical sampling; detailed geologic mapping and soil geochemical sampling; ground and airborne geophysical surveying (VLF, magnetic, IP, etc.); and drilling.

In addition, an extensive bulk-sampling program will have to be conducted. The results from these activities will be required in order to determine the areal extent, volumes, grades, and values of the auriferous veins and placer gravels within the expanded claim block.

Additional wells will be needed to produce a cumulative flow rate of 15-20 gpm as makeup water to support the bulk-sampling program of the placer gravels. These wells should be drilled on the Hull patented lode claim unless the other patented lode claims are purchased from Mr. Ahlstrom prior to the commencement of bulk-sampling, in which case one or more of those claims may provide a more suitable location for drilling.

ARI recommends that a 25-35 cubic yard per hour Goldfields Engineering placer plant with a grizzly/hopper, feed belt, conveyors, and either a trommel or wet, vibrating screen deck be utilized for the bulk-testing on the Tarantula Project.

The gold recovery circuit should consist of an extended sluice followed followed by a 42” x 42” IRD jig and at least two 24” centrifugal concentrators (Knelson, Neff, or Knudsen bowls) for recovering fine placer gold.

The exploration activities on the newly staked claims will be conducted under and approved Notice of Intent which will be filed with the USBLM district office in Phoenix, Arizona, and the permitting process time is expected to be 30 days or less.

The bulk testing program of placer gravels on the patented claims owned and controlled by BONZ may be conducted without any significant permitting requirements, providing that no chemicals are utilized in the processing and recovery operations and the operating personnel have received current first aid, safety and task training, as required under Mine Safety and Heath Administration (MSHA) regulations.

The office of Auric Resources International, Incorporated (ARI) located in Sunshine Plaza, Wickenburg, Arizona, is an approved Training Center (ID: 962894) by the National Safety Council (NSC) for Standard First Aid and CPR. These classes are conducted by ARI's Manager of Health and Safety, Dr. Daniel W. Koontz, a registered NSC-certified instructor.

In addition, ARI utilizes the services of a certified MSHA Instructor (Mr. Ted Holmes) and personnel from the Arizona State Mine Inspector's Office to provide all of the training required under MSHA regulations.

If the results from the expanded exploration and bulk-sampling programs indicate that a large-scale, commercial mining operation is economically viable on the Tarantula Property, a Mining Plan of Operation

(MPO) would be required for development and mining activities on the BLM controlled surface (the new, unpatented lode mining claims), and various environmental studies would have to be undertaken for the project, including archeological, native plant, and biology surveys, along with increased bonding requirements to provide for surface restoration.

Permitting times are reduced if the milling and other processing activities are conducted on patented claims rather than unpatented claims on BLM surface. The larger the anticipated operation, the longer the permitting times and associated costs. Smaller operations require less costs and can be permitted much faster.

SELECTED REFERENCES

Bergh, S.G., and Karlstrom, K.E., 1992, The Chaparral shear zone: Deformation partitioning and heterogeneous bulk crustal shortening during Proterozoic orogeny in central Arizona: Geological Society of America Bulletin, v. 104, p. 329-345.

Cox, R., Karlstrom, K.E. and Cullers, R.L., 1991, Rare-earth element chemistry of Early Proterozoic argillites, central Arizona: Constraints on stratigraphy, in Karlstrom, K.E., ed., Proterozoic geology and ore deposits of Arizona: Arizona Geologic Society Digest, v. 19, p. 57-66.

DeWitt, E., 1989, Geochemistry and Tectonic polarity of Early Proterozoic (1700-1750 Ma) plutonic rocks, north-central Arizona, in Jenney, J.P., and Reynolds, S.J., eds., Geologic evolution of Arizona: Arizona Geological Society Digest 17, p. 149-163.

DeWitt, E., 1991, unpublished mapping, in Miller, M.A., Page, T.C., and Sell, J.D., Geology and mineralization at the Yarnell gold deposit, Yavapai County, Arizona, in Karlstrom, K.E., ed., Proterozoic geology and ore deposits of Arizona: Arizona Geological Society Digest, v. 19, p. 301-308.

Herald, C.E. and Russ, M.D., 1985, Geology and mineralization of the Congress Mine: Arizona Geological Society, AGS Field Trip, April 20, 1985, 5 p.

Johnson, M.G., 1972, Placer gold deposits of Arizona: U.S. Geological Survey Bulletin 1355, p. 103.

Karlstrom, K.E., 1989, Early recumbent folding during Proterozoic orogeny in central Arizona: Geological Society of America Special Paper 235, p. 155- 171.

Karlstrom, K.E., and Bowring, S.A., 1988, Early Proterozoic assembly of tectonostratigraphic terranes in southwestern North America: Journal of Geology, v. 96, no. 5, p. 561-576.

Karlstrom, K.E., and Bowring, S.A., 1991, Styles and timing of Early Proterozoic deformation in Arizona: Constraints on tectonic models, in Karlstrom, K.E., ed., Proterozoic geology and ore deposits of Arizona: Arizona Geological Society Digest, v. 19, p. 1-10.

Lundin, R.J., 1981-1988, written communications, Golden Horseshoe Group (Congress Cu-Mo Porphyry), 18 p.
Lundin, R.J. and Barczak, V.J., 1997, Copper prospect in Yavapai County – the CBP group of claims (Congress Breccia Pipe, Congress Cu-Mo Porphyry), 3 p.

Miller, M.A., Page, T.C., and Sell, J.D., 1991, Geology and mineralization at the Yarnell gold deposit, Yavapai County Arizona, in Karlstrom, K.E., ed., Proterozoic geology and ore deposits of Arizona: Arizona Geological Society Digest, v. 19, p. 301-308.

Niemuth, N., 2011, personal communications, Congress Cu-Mo Porphyry Property: ADMMR database, 90 p.

Rehrig, W.A. and Wilson, R.T., 1985, Western Arizona Project: Applied Geologic Studies, Inc., 427 p.

Rogers, T., 1991, Congress Copper-Molybdenum Porphyry, 4 p.

Roth, F.A. And DeWitt, E., 1981, Congress Mine: Arizona Bureau of Geology and Mineral Technology, in USGS, Mineral Resources Data System (MRDS), 2011, 6 p.

Roth, F.A. And DeWitt, E., 1981, Golden Wave Mine: Arizona Bureau of Geology and Mineral Technology, in USGS, Mineral Resources Data System (MRDS), 2011, 5 p.

Roth, F.A. And DeWitt, E., 1981, Hermsdorf Mine: Arizona Bureau of Geology and Mineral Technology, in USGS, Mineral Resources Data System (MRDS), 2011, 5 p.

Staunton, W.F., 1926, The Congress Mine, Martinez Mining District, Yavapai County, Arizona, 5 p.

United States Geological Survey (USGS), 2011, Mineral Resources On-Line Spatial Data, Mineral Resources Data System (MRDS), 61 p.

Wilkins, J., 1992, Report on the Congress Cu-Mo prospect, Yavapai County, Arizona: Kennecott Corporation company report, 9 p.

Williams, M.L., 1991, Overview of Proterozoic metamorphism in Arizona, in Karlstrom, K.E., ed., Proterozoic geology and ore deposits of Arizona: Arizona Geological Society Digest, v. 19, p. 11-26.

Wilson, E.D., Cunningham, J.B., and Butler, G.M., 1934, Arizona lode gold mining: Arizona Bureau of Mines Bulletin 137, p. 261.
Wilson, E.D., Fansett, G.R., Johnson, C.H., and Roseveare, G.H., 1961, Gold placers and gold placering in Arizona: Arizona Bureau of Mines Bulletin 168, p. 124.

Wooden, J.L., and DeWitt, E., 1991, Pb isotopic evidence for the boundary between the early Proterozoic Mohave and Central Arizona crustal provinces in western Arizona, in Karlstrom, K.E., ed., Proterozoic geology and ore deposits of Arizona: Arizona Geological Society Digest 19, p. 27-50.

STATEMENT OF QUALIFICATIONS

I, William C. Berridge, of Wickenburg, Arizona, hereby certify that:

1.	I am a graduate of Northern Arizona University with a Bachelor of Science Degree (1973) in Geology.

2.	I have practiced my profession as a Geologist in the United States and Mexico for 38 years.

3.	I am a registered Professional Geologist in the State of Wyoming, License Number PG-3142.

4.	I am a Founding Registered Member of the Society for Mining, Metallurgy and Exploration (SME), member number 4122576.

5.
I am a member in good standing of the Geological Society of America (GSA); the Canadian Institute of Mining, Metallurgy and Petroleum (CIM); the Geological Society of Nevada (GSN); and the Arizona Geological Society (AGS); and the Society of Mineral Analysts (SMA).

6.	I am the President/CEO and Chairman of Auric Resources International, Inc. (ARI), a private Arizona corporation, with offices at 1020 W. Wickenburg Way, Ste. E-9, Wickenburg, Arizona 85390-3290.

7.	I am a Manager of Johnson Mine, LLC; Desert Gold Mine, LLC; Buckhorn Mine, LLC; and Golden Vulture, LLC.

8.	I am a Director and stockholder of Bonanza Goldfields Corporation, a public U. S. corporation that controls the subject property in this report.

STATEMENT OF QUALIFICATIONS
I, Arne F. Stenseth, of Wickenburg, Arizona, hereby certify that:

1.	I am a graduate of the Montana College of Mineral Science and Technology with an American Chemical Society accredited Bachelor of Science Degree (1994) in Chemistry.

2.	I have practiced my profession as a Geochemist and IT Specialist in the United States for 17 years.

3.
I am a member in good standing of the Geochemistry Division of the American Chemical Society (ACS-GEOC), the International Association of GeoChemistry (IAGC), the Geochemical Society, and the Association of Applied Geochemists (AAG).

4.	I am the Geochemist and IT Specialist at Auric Resources International, Inc. (ARI), a private Arizona corporation, with offices at 1020 W. Wickenburg Way, Ste. E-9, Wickenburg, Arizona 85390-3290.

5.	I am a Founder and Managing Member of Gruvedrift Enterprises, LLC, a mineral exploration company.

Total pages: 6 (including this page)

SKYLINE
ASSAYERS & LABORATORIES

JOB NUMBER: VRH014
LAB ID: VRH11-002

October 05, 2011

AURIC RESOURCES INTL. INC.
ATTN: William Berridge
1020 W. Wickenburg Way, Ste E-9
Wickenburg AZ 85390-3290
USA

FROM: 0663
TO: 0680

CERTIFICATE OF ANALYSIS - Final Report

Analysis Of 18 Rock Chip Samples

The following analytical packages were requested.
Please see our current fee schedule for elements and detection limits

ANALYSIS BY SKYLINE LABORATORIES / TUCSON

FA-01	Au Fire Assay - AAS
TE-3	49 Elements - Aqua Regia Digestion (ICP/MS)

This report may be reproduced without our consent. If only selected portions of the report are reproduced, permission must be obtained. If no instructions were given at time of sample submittal, excess material will be returned, or disposed of, at clients expense within 90 days of this report.Our liability is limited solely to the analytical cost of these analyses. Test results are representative only of material submitted for analysis.

REGISTERED ASSAYER
CERTIFICATE NO.
36447
BERNARD J.
DUNN
10-6-2011
Date Signed
ARIZONA, U.S.A.
Expires 6/30/2013

CERTIFIED BY : Bernie Dunn

1775 W Sahuaro Drive, Tucson, AZ 85745
William L Lehmback
Arizona Registered Assayer No. 9425

P.O. Box 85670, Tucson, AZ 85745
Bernard J Dunn
Arizona Registered Assayer No. 36447

Tel: (520) 622-4836 Fax: (520) 622-6065
James A Martin
Arizona Registered Assayer No. 11122

tucson@skylinelab.com http://www.skylinelab.com

Page 2 of 6

SKYLINE
ASSAYERS & LABORATORIES

ANALYSIS CERTIFICATE
VRH014
05-Oct-11

Client: AURIC RESOURCES INTL. INC.
Project:
Sample type(s): Rock Chip
Submitted by: Mr. William Berridge

RESULTS

	Analyte	Au	Ag	Al	As	Ba	Be	Bi	Ca	Cd	Ce	Co	Cr	Cs	Cu	Fe	Ga
	Units	ppb	ppm	%	ppm	ppm	ppm	ppm	%	ppm	ppm	ppm	ppm	ppm	ppm	%	ppm
	Limit	5	0.1	0.01	0.5	1	1	0.1	0.01	0.1	1	0.1	1	0.1	0.1	0.01	1
	Package Code	FA-01	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3
1	0663	259	0.2	0.16	1.6	20	< 1	0.8	0.02	0.1	17	10.0	323	0.3	22.8	1.68	1
2	0664	1065	0.4	0.20	1.5	376	< 1	3.5	0.03	0.2	20	30.6	311	0.4	49.3	0.78	1
3	0665	1692	1.0	0.34	1.2	32	< 1	3.1	0.05	< 0.1	42	5.8	398	0.7	48.3	1.88	2
4	0666	> 3000	0.7	0.17	3.2	75	< 1	5.3	0.02	0.2	5	38.3	458	0.7	5.0	4.09	< 1
5	0667	90	0.2	3.27	6.2	134	3	0.2	0.91	0.2	22	42.0	328	3.5	28.7	6.45	11
6	0668	< 5	< 0.1	0.59	1.0	67	< 1	< 0.1	0.24	< 0.1	87	3.8	268	4.1	6.3	1.26	3
7	0669	< 5	< 0.1	0.05	< 0.5	6	< 1	1.8	< 0.01	< 0.1	1	1.1	447	0.2	2.2	0.38	< 1
8	0670	6	< 0.1	< 0.01	< 0.5	2	< 1	< 0.1	< 0.01	< 0.1	< 1	0.8	401	< 0.1	1.1	0.31	< 1
9	0671	113	< 0.1	0.92	2.6	269	< 1	0.1	24.50	0.3	6	15.8	104	8.4	13.5	2.31	3
10	0672	24	< 0.1	2.66	2.0	164	< 1	< 0.1	17.10	0.1	7	46.2	408	1.3	51.7	4.69	8
11	0673	< 5	< 0.1	0.16	< 0.5	29	< 1	< 0.1	0.22	< 0.1	10	1.2	377	0.4	3.7	0.50	< 1
12	0674	< 5	< 0.1	0.11	< 0.5	11	< 1	0.5	0.17	< 0.1	13	1.3	415	0.3	1.9	0.43	< 1
13	0675	< 5	< 0.1	0.29	1.0	23	1	< 0.1	1.79	< 0.1	22	1.9	194	1.6	9.7	0.62	1
14	0676	128	< 0.1	1.48	22.6	853	4	3.3	0.95	0.5	93	164.0	189	2.9	54.8	6.38	6
15	0677	> 3000	0.3	0.22	< 0.5	50	< 1	4.9	0.02	< 0.1	40	6.2	230	0.1	2.2	3.75	2
16	0678	7	0.1	0.06	< 0.5	9	< 1	< 0.1	< 0.01	< 0.1	3	1.9	423	< 0.1	2.0	0.40	< 1
17	0679	299	0.3	0.13	< 0.5	27	< 1	1.0	< 0.01	< 0.1	25	2.2	345	< 0.1	11.6	1.08	< 1
18	0680	< 5	0.2	0.12	2.4	25	2	3.7	0.02	< 0.1	16	13.9	434	0.1	3.4	11.30	13

1775 W Sahuaro Drive, Tucson, AZ 85745 P.O. Box 85670, Tucson, AZ 85745 Tel: (520) 622-4836 Fax: (520) 622-6065
William L Lehmbeck, Arizona Registered Assayer No. 9425
Bernard J Dunn, Arizona Registered Assayer No. 38447
James A Martin, Arizona Registered Assayer No. 11122
tucson@skylinelab.com http://www.skylinelab.com

Page 3 of 6

SKYLINE
ASSAYERS & LABORATORIES

ANALYSIS CERTIFICATE
VRH014
05-Oct-11

Client: AURIC RESOURCES INTL. INC.
Project:
Sample type(s): Rock Chip
Submitted by: Mr. William Berridge

RESULTS

	Analyte	Ge	Hf	Hg	In	K	La	Li	Mg	Mn	Mo	Na	Nb	Ni	P	Pb	Rb
	Units	ppm	ppm	ppm	ppm	%	ppm	ppm	%	ppm	ppm	%	ppm	ppm	%	ppm	ppm
	Limit	0.1	0.1	0.005	0.01	0.01	1	0.1	0.01	1	0.1	0.01	0.1	0.1	0.001	0.1	0.1
	Package Code	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3
1	0663	< 0.1	< 0.1	0.041	< 0.01	0.10	10	1.4	0.02	207	2.1	0.03	1.8	6.3	0.012	148.0	8.0
2	0664	< 0.1	< 0.1	0.171	0.02	0.04	14	1.9	0.04	1920	5.4	0.02	0.2	11.0	0.010	232.0	2.7
3	0665	< 0.1	0.1	0.055	0.03	0.09	22	1.8	0.05	204	4.5	0.04	0.3	7.7	0.019	229.0	6.1
4	0666	< 0.1	< 0.1	0.011	< 0.01	0.10	3	4.7	0.13	901	4.2	< 0.01	< 0.1	61.4	0.020	6.8	9.9
5	0667	< 0.1	< 0.1	0.102	0.03	0.35	24	71.5	2.65	1060	3.5	0.09	< 0.1	224.0	0.111	18.0	30.0
6	0668	< 0.1	0.2	0.041	0.01	0.25	40	12.2	0.19	436	0.6	0.04	0.4	8.3	0.075	14.9	28.9
7	0669	< 0.1	< 0.1	0.027	< 0.01	0.03	< 1	0.5	< 0.01	106	0.5	0.02	2.2	4.1	0.005	4.5	2.6
8	0670	< 0.1	< 0.1	0.049	< 0.01	0.02	< 1	0.1	< 0.01	27	0.7	< 0.01	0.1	4.1	0.002	3.3	0.8
9	0671	< 0.1	< 0.1	0.091	0.02	0.59	5	36.0	1.14	1210	0.9	0.02	0.1	60.9	0.061	4.4	47.1
10	0672	< 0.1	< 0.1	0.095	0.02	0.19	3	55.4	3.38	1340	0.6	0.02	< 0.1	267.0	0.095	4.8	14.3
11	0673	< 0.1	< 0.1	0.026	< 0.01	0.06	5	1.8	0.02	88	0.8	0.02	0.2	4.0	0.013	10.2	4.4
12	0674	< 0.1	< 0.1	0.025	< 0.01	0.07	6	3.2	0.03	73	1.5	0.02	0.9	5.9	0.012	3.0	5.9
13	0675	< 0.1	< 0.1	0.054	< 0.01	0.12	13	10.4	0.30	94	1.4	1.34	1.0	8.1	0.043	5.0	16.1
14	0676	< 0.1	0.1	0.118	0.02	0.28	32	29.9	0.99	> 10000	21.0	0.16	0.2	416.0	0.149	21.7	23.2
15	0677	< 0.1	0.1	0.085	< 0.01	0.20	27	1.1	0.02	52	3.4	0.06	0.1	7.0	0.035	10.7	5.6
16	0678	< 0.1	< 0.1	0.034	< 0.01	0.04	2	0.7	0.01	120	0.5	0.02	0.3	8.6	0.010	3.1	2.6
17	0679	< 0.1	< 0.1	0.073	< 0.01	0.08	13	0.3	< 0.01	25	4.4	0.04	0.2	4.1	0.020	29.2	3.3
18	0680	< 0.1	< 0.1	0.075	0.02	0.05	7	1.7	0.02	404	7.4	0.01	0.6	24.9	0.036	3.7	3.3

1775 W Sahuaro Drive, Tucson, AZ 85745 P.O. Box 85670, Tucson, AZ 85745 Tel: (520) 622-4836 Fax: (520) 622-6065
William L Lehmbeck, Arizona Registered Assayer No. 9425
Bernard J Dunn, Arizona Registered Assayer No. 36447
James A Martin, Arizona Registered Assayer No. 11122
tucson@skylinelab.com http://www.skylinelab.com

Page 4 of 6

SKYLINE ASSAYERS & LABORATORIES

Client: AURIC RESOURCES INTL. INC.
Project:
Sample type(s): Rock Chip
Submitted by: Mr. William Berridge

ANALYSIS CERTIFICATE
VRH014
05-Oct-11

RESULTS

	Analyte	Re	S	Sb	Sc	Se	Sn	Sr	Ta	Te	Th	Ti	Tl	U	V	W	Y
	Units	ppb	%	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	%	ppm	ppm	ppm	ppm	ppm
	Limit	5	0.05	0.1	0.1	0.5	0.1	1	0.1	0.1	0.1	0.005	0.1	0.1	2	0.1	0.1
	Package Code	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3	TE-3
1	0663	< 5	< 0.05	0.3	0.4	< 0.5	1.7	1	< 0.1	0.8	6.5	< 0.005	< 0.1	8.0	5	0.6	8.0
2	0664	< 5	0.05	0.2	0.6	< 0.5	0.1	5	< 0.1	2.0	5.3	< 0.005	< 0.1	3.1	28	0.5	9.9
3	0665	< 5	0.08	0.3	1.3	1.9	< 0.1	30	< 0.1	4.4	14.3	< 0.005	< 0.1	9.8	11	0.3	17.8
4	0666	< 5	0.12	0.1	1.7	1.7	< 0.1	6	< 0.1	4.3	0.3	0.010	0.1	7.3	28	1.8	2.8
5	0667	< 5	0.10	0.3	13.8	< 0.5	< 0.1	36	< 0.1	0.2	1.7	0.030	0.2	3.5	111	0.1	9.9
6	0668	< 5	0.07	0.2	1.8	1.0	< 0.1	12	< 0.1	< 0.1	21.7	0.014	0.2	3.3	7	0.4	16.6
7	0669	< 5	< 0.05	< 0.1	0.1	2.6	< 0.1	< 1	< 0.1	0.2	1.1	< 0.005	< 0.1	3.5	< 2	< 0.1	3.6
8	0670	< 5	< 0.05	< 0.1	< 0.1	0.7	< 0.1	< 1	< 0.1	0.2	0.2	< 0.005	< 0.1	< 0.1	< 2	< 0.1	0.8
9	0671	< 5	0.33	0.1	7.7	1.9	< 0.1	183	< 0.1	0.3	0.3	0.086	0.5	6.2	52	0.3	6.9
10	0672	< 5	0.33	< 0.1	11.9	< 0.5	< 0.1	150	< 0.1	0.2	0.2	0.022	0.1	2.0	104	< 0.1	4.8
11	0673	< 5	0.22	< 0.1	0.7	1.1	< 0.1	3	< 0.1	< 0.1	3.9	< 0.005	< 0.1	1.2	< 2	< 0.1	7.6
12	0674	< 5	0.13	< 0.1	0.6	1.5	< 0.1	< 1	< 0.1	0.1	6.9	< 0.005	< 0.1	0.6	< 2	< 0.1	2.4
13	0675	< 5	0.28	< 0.1	0.9	1.8	< 0.1	49	< 0.1	0.2	7.5	0.019	0.1	1.6	10	< 0.1	17.0
14	0676	< 5	0.20	0.4	5.8	2.2	< 0.1	72	< 0.1	3.9	7.0	0.035	0.5	8.4	143	1.1	21.1
15	0677	< 5	0.41	< 0.1	0.5	2.0	< 0.1	46	< 0.1	2.3	16.6	< 0.005	< 0.1	8.4	< 2	< 0.1	3.2
16	0678	< 5	0.17	< 0.1	0.2	1.6	< 0.1	< 1	< 0.1	0.3	1.0	< 0.005	< 0.1	0.3	< 2	< 0.1	1.3
17	0679	< 5	0.24	< 0.1	0.5	2.2	< 0.1	22	< 0.1	0.8	10.5	< 0.005	< 0.1	5.0	< 2	< 0.1	10.8
18	0680	< 5	0.19	0.2	0.9	2.0	< 0.1	2	< 0.1	1.2	2.2	0.032	< 0.1	31.8	86	1.5	3.6

1775 W Sahuaro Drive, Tucson, AZ 85745
William L Lehmbeck
Arizona Registered Assayer No. 9425

P.O. Box 85670, Tucson, AZ 85745
Bernard J Dunn
Arizona Registered Assayer No. 36447

Tel: (520) 622-4836 Fax: (520) 622-6065
James A Martin
Arizona Registered Assayer No. 11122

tucson@skylinelab.com http://www.skylinelab.com

Page 5 of 6

SKYLINE
ASSAYERS & LABORATORIES

Client:	AURIC RESOURCES INTL. INC.
Project:	
Sample type(s):	Rock Chip
Submitted by:	Mr. William Berridge

ANALYSIS CERTIFICATE
VRH014
05-Oct-11

RESULTS

			Zn	Zr
		Analyte	Zn	Zr
		Units	ppm	ppm
		Limit	1	0.1
		Package Code	TE-3	TE-3
1	0663		11	1.1
2	0664		11	2.6
3	0665		11	4.8
4	0666		10	1.2
5	0667		142	1.9
6	0668		28	7.9
7	0669		4	1.0
8	0670		2	0.5
9	0671		60	1.5
10	0672		90	0.6
11	0673		6	0.7
12	0674		4	0.4
13	0675		15	2.6
14	0676		47	7.6
15	0677		7	3.8
16	0678		2	1.1
17	0679		2	2.8
18	0680		20	1.4

1775 W Sahuaro Drive, Tucson, AZ 85745 P.O. Box 85670, Tucson, AZ 85745 Tel: (520) 622-4836 Fax: (520) 622-6065
William L Lehmbeck, Arizona Registered Assayer No. 9425
Bernard J Dunn, Arizona Registered Assayer No. 36447
James A Martin, Arizona Registered Assayer No. 11122
tucson@skylinelab.com http://www.skylinelab.com

Page 6 of 6

SKYLINE ASSAYERS & LABORATORIES

Client: AURIC RESOURCES INTL. INC.
Project:
Sample type(s): Rock Chip
Submitted by: Mr. William Berridge

ANALYSIS CERTIFICATE
VRH014
05-Oct-11

QUALITY CONTROL

Analyte	Au
Units	ppb
Limit	5
Package Code	FA-01
CDN-CGS-15 meas	626
CDN-CGS-15 cert	570
0663 orig	259
0663 dup	283
0680 orig	< 5
0680 dup	< 5

ANALYSIS METHODS

Method Code	Description
FA-AAS	Fire Assay - AAS, SOP 410
AR-ICPMS	Aqua Regia Digestion - ICP-MS

1775 W Sahuaro Drive, Tucson, AZ 85745
William L Lehmbeck
Arizona Registered Assayer No. 9425
P.O. Box 85670, Tucson, AZ 85745
Bernard J Dunn
Arizona Registered Assayer No. 36447
Tel: (520) 622-4836 Fax: (520) 622-6065
James A Martin
Arizona Registered Assayer No. 11122
tucson@skylinelab.com http://www.skylinelab.com